Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

CONTACTS:	Mark Astrachan
SVP, Investor Relations & Corporate Development
(951) 739-6200

NEWS RELEASE	Roger S. Pondel / Judy Lin PondelWilkinson Inc. (310) 279-5980

MONSTER BEVERAGE REPORTS 2025 FOURTH QUARTER AND FULL-YEAR

FINANCIAL RESULTS

2025 Fourth Quarter Highlights

•	Net Sales rise 17.6 percent to $2.13 billion

•	Operating Income increases 42.3 percent to $542.6 million (16.0 percent to $617.6 million on a non-GAAP adjusted basis)[1]

•	Net Income increases 65.9 percent to $449.2 million (31.2 percent to $507.0 million on a non-GAAP adjusted basis)

•	Net Income Per Diluted Share increases 64.9 percent to $0.46 per share (30.4 percent to $0.51 per share on a non-GAAP adjusted basis)

1The tables at the end of this press release provide a reconciliation of non-GAAP financial measures to the Company’s results, as reported under GAAP. (See “Reconciliation of GAAP and Non-GAAP Information” below).

Corona, CA – February 26, 2026 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and twelve-months ended December 31, 2025.

Net sales for the 2025 fourth quarter increased 17.6 percent to $2.13 billion, from $1.81 billion in the same period last year. Net changes in foreign currency exchange rates had a favorable impact on net sales for the 2025 fourth quarter of $27.7 million. Net sales on a foreign currency adjusted basis (non-GAAP) increased 16.1 percent in the 2025 fourth quarter.

Net sales, excluding the Alcohol Brands segment (non-GAAP), increased 18.3 percent in the 2025 fourth quarter. Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 16.7 percent in the 2025 fourth quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks and Bang Energy® drinks, increased 18.9 percent to $1.99 billion for the 2025 fourth quarter, from $1.67 billion for the 2024 fourth quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Monster Energy® Drinks segment of approximately $24.4 million for the 2025 fourth quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Monster Energy® Drinks segment increased 17.5 percent in the 2025 fourth quarter.

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Monster Beverage Corporation

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, Predator® and Fury®, increased 7.8 percent to $110.0 million for the 2025 fourth quarter, from $102.0 million in the 2024 fourth quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Strategic Brands segment of approximately $3.2 million for the 2025 fourth quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Strategic Brands segment increased 4.7 percent in the 2025 fourth quarter.

Net sales for the Alcohol Brands segment, which is comprised of various craft beers, flavored malt beverages and hard seltzers, decreased 16.8 percent to $29.0 million for the 2025 fourth quarter, from $34.9 million in the 2024 fourth quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers, increased 15.1 percent to $5.9 million for the 2025 fourth quarter, from $5.1 million in the 2024 fourth quarter.

Net sales to customers outside the United States increased 26.9 percent to $903.3 million in the 2025 fourth quarter, from $711.5 million in the 2024 fourth quarter, representing approximately 42 percent and 39 percent of total reported net sales for the 2025 and 2024 fourth quarters, respectively. Net sales to customers outside the United States, on a foreign currency adjusted basis (non-GAAP), increased 23.1 percent to $875.6 million in the 2025 fourth quarter.

Gross profit as a percentage of net sales for the 2025 fourth quarter was 55.5 percent, compared with 55.3 percent in the 2024 fourth quarter. The increase in gross profit as a percentage of net sales for the 2025 fourth quarter was primarily the result of pricing actions, supply chain optimization and product sales mix, partially offset by increased aluminum can costs and geographical sales mix. Adjusted gross profit (non-GAAP) as a percentage of net sales, excluding the Alcohol Brands segment, for the 2025 fourth quarter was 56.1 percent compared with 56.0 percent in the 2024 fourth quarter.

Distribution expenses for the 2025 fourth quarter were $88.9 million, or 4.2 percent of net sales, compared with $77.6 million, or 4.3 percent of net sales, in the 2024 fourth quarter.

Selling expenses for the 2025 fourth quarter were $219.7 million, or 10.3 percent of net sales, compared with $193.4 million, or 10.7 percent of net sales, in the 2024 fourth quarter.

General and administrative expenses for the 2025 fourth quarter were $332.1 million, or 15.6 percent of net sales, compared with $350.3 million, or 19.3 percent of net sales, for the 2024 fourth quarter. General and administrative expenses included $51.2 million and $130.7 million of Alcohol Brands segment impairment charges for the 2025 and 2024 fourth quarters, respectively. Stock-based compensation was $39.0 million for the 2025 fourth quarter, compared with $22.2 million in the 2024 fourth quarter. The increase in stock-based compensation for the 2025 fourth quarter included $12.9 million resulting from a change in the estimated pay-out levels for certain performance-based incentive compensation awards.

Operating expenses for the 2025 fourth quarter were $640.7 million, compared with $621.2 million in the 2024 fourth quarter. Adjusted operating expenses (non-GAAP) for the 2025 fourth quarter were $561.6 million, compared with $462.5 million in the 2024 fourth quarter. Operating expenses as a percentage of net sales for the 2025 fourth quarter were 30.1 percent, compared with 34.3 percent in the 2024 fourth quarter. Adjusted operating expenses (non-GAAP) as a percentage of net sales, less alcohol, were 26.7 percent and 26.0 percent for the 2025 and 2024 fourth quarters, respectively.

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Monster Beverage Corporation

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Operating income for the 2025 fourth quarter increased 42.3 percent to $542.6 million, from $381.2 million in the 2024 fourth quarter. Adjusted operating income (non-GAAP) for the 2025 fourth quarter increased 16.0 percent to $617.6 million, from $532.2 million in the 2024 fourth quarter.

The effective tax rate for the 2025 fourth quarter was 21.0 percent, compared with 29.9 percent in the 2024 fourth quarter. The decrease in the effective tax rate was primarily attributable to higher stock-based compensation deductions, higher income in lower tax jurisdictions and the release of valuations allowances against certain foreign deferred tax assets. The effective tax rate for the 2024 fourth quarter included an adjustment to the 2024 full year effective tax rate.

Net income for the 2025 fourth quarter increased 65.9 percent to $449.2 million, from $270.7 million in the 2024 fourth quarter. Adjusted net income (non-GAAP) for the 2025 fourth quarter increased 31.2 percent to $507.0 million, from $386.6 million in the 2024 fourth quarter. Net income per diluted share for the 2025 fourth quarter increased 64.9 percent to $0.46, from $0.28 in the 2024 fourth quarter. Adjusted net income per diluted share (non-GAAP) for the 2025 fourth quarter increased 30.4 percent to $0.51, from $0.39 in the fourth quarter of 2024.

Hilton H. Schlosberg, Chief Executive Officer, said, “The global energy drink category demonstrated solid growth in 2025, driven by increased consumer demand. We delivered a strong close to the year in both our domestic and international markets, with record 2025 fourth quarter net sales increasing 17.6 percent and crossing the $2.0 billion threshold for the first time in the Company’s history for a fiscal fourth quarter. Our net sales to customers outside the United States increased 26.9 percent in the 2025 fourth quarter to approximately 42 percent of total net sales. EMEA in particular, had a solid 2025 fourth quarter with increased net sales of 32.6 percent in dollars.

“Our performance reflects the success of our existing core offerings as well as our product innovations, which are resonating strongly with consumers. Innovation remains central to our long-term growth strategy, and we remain excited about our planned new product offerings for the remainder of 2026 and beyond,” Mr. Schlosberg added.

2025 Full-Year Results

Net sales for the year ended December 31, 2025 increased 10.7 percent to $8.29 billion, from $7.49 billion for the year ended December 31, 2024. Net changes in foreign currency exchange rates had an unfavorable impact of $3.0 million on net sales for the year ended December 31, 2025. Net sales on a foreign currency adjusted basis (non-GAAP) increased 10.7 percent for the year ended December 31, 2025. Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 11.5 percent for the year ended December 31, 2025.

Gross profit as a percentage of net sales for the year ended December 31, 2025 was 55.8 percent, compared with 54.0 percent for the year ended December 31, 2024. Adjusted gross profit (non-GAAP) as a percentage of net sales, excluding the Alcohol Brands segment, for the year ended December 31, 2025 was 56.4 percent, compared with 54.8 percent for the year ended December 31, 2024.

Operating expenses for the year ended December 31, 2025 were $2.21 billion, compared with $2.12 billion for the year ended December 31, 2024. Adjusted operating expenses (non-GAAP) for the year ended December 31, 2025 were $2.02 billion, compared with $1.86 billion for the year ended December 31, 2024.

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Monster Beverage Corporation

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Operating income for the year ended December 31, 2025 increased 25.3 percent to $2.42 billion, from $1.93 billion for the year ended December 31, 2024. Adjusted operating income (non-GAAP) for the year ended December 31, 2025 increased 20.1 percent to $2.58 billion, from $2.15 billion for the year ended December 31, 2024.

The effective tax rate for the year ended December 31, 2025 was 23.2 percent, compared with 24.1 percent for the year ended December 31, 2024.

Net income for the year ended December 31, 2025 increased 26.3 percent to $1.91 billion, from $1.51 billion for the year ended December 31, 2024.  Adjusted net income (non-GAAP) for the year ended December 31, 2025 increased 21.0 percent to $2.03 billion, from $1.68 billion for the year ended December 31, 2024. Net income per diluted share for the year ended December 31, 2025 increased 29.9 percent to $1.94, from $1.49 for the year ended December 31, 2024. Adjusted net income per diluted share (non-GAAP) for the year ended December 31, 2025 increased 24.5 percent to $2.06, from $1.66 for the year ended December 31, 2024.

Regional Leadership Changes

The Company is pleased to announce a series of leadership changes to advance growth, strategic initiatives, and regional performance. All appointments took effect on February 25, 2026. Rob Gehring, formerly Chief Growth Officer, is now Chief Executive Officer, Americas. In this new role, Mr. Gehring will oversee the Company’s North America, Latin America, and Caribbean markets. Mr. Gehring joined the Company in 2024. Former President of EMEA & OSP, Guy Carling, is now Chief Executive Officer, EMEA & OSP. Mr. Carling is responsible for Europe, the Middle East and Africa as well as Oceania and the South Pacific. Mr. Carling joined the Company in 2007. Emelie Tirre, formerly Chief Commercial Officer, is now Chief Strategy Officer. In this new role, Ms. Tirre will oversee the Company’s enterprise strategy. Ms. Tirre joined the Company in 2010.

Mr. Schlosberg stated, “We believe the leadership changes that we are announcing today will drive future performance and growth across the business.”

Share Repurchase Program

During the 2025 fourth quarter, no shares of the Company’s common stock were repurchased. As of February 26, 2026, approximately $500.0 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, February 26, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Monster® Killer Brew™ Triple Shot, Rehab Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market craft beers, flavored malt beverages and hard seltzers under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast™, Beast® Tea, Blind Lemon® and Blinder Lemon™. For more information visit www.monsterbevcorp.com.

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Monster Beverage Corporation

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: our ability to sustain and/or surpass the current level of sales of our products, to adapt to changing consumer preferences, and to effectively respond to competitive products and pricing pressures; our ability to implement our growth strategy, including expanding our business in existing and new sectors and achieving profitability within our Alcohol Brands segment; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; our ability to absorb, reduce or pass on to our bottlers/distributors increases in costs and expenses, including the Midwest Premium, and freight costs; the impact of the current U.S. presidential administration’s policies on our energy drinks due to concerns about sugar-sweetened beverages, particular ingredients, such as food dyes, and the “generally recognized as safe” (GRAS) process; the impact of proposed or adopted domestic and/or foreign legislation to limit or restrict the sale of energy drinks (including the prohibition of the sale of energy drinks to certain demographics, at certain establishments, in certain container sizes or pursuant to certain governmental programs, such as the Supplemental Nutrition Assistance Program (SNAP)); the impact of changes in U.S. trade policies, including the imposition of additional tariffs; the impact of adverse changes in our costs, our supply chain, inflation or consumer demand for our products; the imposition of new and/or increased excise sales and/or other taxes on our products; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the effects of unilateral decisions by bottlers/distributors and/or retailers on our business, including their distribution and placement of our products, their consolidation, their discontinuation, or restriction of the range of, all or any of our products that they carry, their limitations on the sale or sizes of our products, and/or their allocation of less resources to the sale of our products; changes in the price and/or availability of raw materials and other supply chain issues, such as the availability of products, suitable production facilities and/or co-packing arrangements; possible recalls of our products and/or the consequences and costs of defective production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; disruption to and/or lack of effectiveness of our information technology systems, including internal and external cybersecurity threats and breaches; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; liabilities resulting from legal or regulatory proceedings, government investigations, and/or injunctions; the inherent operational risks, including the abuse or misuse of our products presented by the alcoholic beverage industry and/or related claims that may not be adequately covered by insurance or may lead to litigation; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally; and the impact of military conflicts, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2024 and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2025 AND 2024

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales[1]	$2,131,053	$1,812,041	$8,294,343	$7,492,709

Cost of sales	947,719	809,596	3,662,148	3,443,831

Gross profit[1]	1,183,334	1,002,445	4,632,195	4,048,878
Gross profit as a percentage of net sales	55.5%	55.3%	55.8%	54.0%

Operating expenses	640,700	621,221	2,212,841	2,118,584
Operating expenses as a percentage of net sales	30.1%	34.3%	26.7%	28.3%

Operating income[1]	542,634	381,224	2,419,354	1,930,294
Operating income as a percentage of net sales	25.5%	21.0%	29.2%	25.8%

Interest and other income, net	25,653	4,854	63,175	59,165

Income before provision for income taxes[1]	568,287	386,078	2,482,529	1,989,459

Provision for income taxes	119,097	115,367	577,097	480,411
Income taxes as a percentage of income before taxes	21.0%	29.9%	23.2%	24.1%

Net income	$449,190	$270,711	$1,905,432	$1,509,048
Net income as a percentage of net sales	21.1%	14.9%	23.0%	20.1%

Net income per common share:
Basic	$0.46	$0.28	$1.95	$1.50
Diluted	$0.46	$0.28	$1.94	$1.49

Weighted average number of shares of common stock and common stock equivalents:
Basic	977,519	972,742	975,887	1,004,566
Diluted	986,808	980,942	984,451	1,013,107

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	238,132	203,630	958,955	846,663
Average net sales per case[2]	$8.80	$8.70	$8.48	$8.62

1Includes $10.1 million and $10.0 million for the three-months ended December 31, 2025 and 2024, respectively, related to the recognition of deferred revenue. Includes $40.0 million and $39.9 million for the twelve-months ended December 31, 2025 and 2024, respectively, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2025 AND DECEMBER 31, 2024

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,088,117	$1,533,287
Short-term investments	677,084	-
Accounts receivable, net	1,618,072	1,221,646
Inventories	799,623	737,107
Prepaid expenses and other current assets	103,551	107,262
Prepaid income taxes	74,637	42,202
Total current assets	5,361,084	3,641,504

INVESTMENTS	487,329	-
PROPERTY AND EQUIPMENT, net	1,081,544	1,047,024
DEFERRED INCOME TAXES, net	188,646	184,260
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,379,268	1,414,252
OTHER ASSETS	159,431	100,406
Total Assets	$9,988,945	$7,719,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$565,974	$466,775
Accrued liabilities	306,085	220,764
Accrued promotional allowances	384,070	267,711
Deferred revenue	45,323	45,809
Accrued compensation	114,023	92,454
Income taxes payable	32,305	4,006
Total current liabilities	1,447,780	1,097,519

DEFERRED REVENUE	159,991	179,008
OTHER LIABILITIES	127,066	110,893
LONG-TERM DEBT	-	373,951
STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,132,906 shares issued and 978,113 shares outstanding as of December 31, 2025; 1,126,329 shares issued and 973,079 shares outstanding as of December 31, 2024	5,665	5,632
Additional paid-in capital	5,430,847	5,144,922
Retained earnings	9,354,216	7,448,784
Accumulated other comprehensive loss	(60,841)	(269,487)
Common stock in treasury, at cost; 154,793 shares and 153,250 shares as of December 31, 2025 and December 31, 2024, respectively	(6,475,779)	(6,372,133)
Total stockholders’ equity	8,254,108	5,957,718
Total Liabilities and Stockholders’ Equity	$9,988,945	$7,719,089

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited)

The Company believes the following non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results. The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,131,053	$1,812,041	17.6%	$8,294,343	$7,492,709	10.7%
Currency Impact	(27,658)	N/A		2,962	N/A
Adjusted Net Sales – FX Neutral	$2,103,395	$1,812,041	16.1%	$8,297,305	$7,492,709	10.7%

	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,131,053	$1,812,041	17.6%	$8,294,343	$7,492,709	10.7%
Alcohol Brands Segment	(29,037)	(34,896)		(134,721)	(172,314)
Adjusted Net Sales – Less Alcohol	$2,102,016	$1,777,145	18.3%	$8,159,622	$7,320,395	11.5%

	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,131,053	$1,812,041	17.6%	$8,294,343	$7,492,709	10.7%
Alcohol Brands Segment	(29,037)	(34,896)		(134,721)	(172,314)
Currency Impact	(27,658)	N/A		2,962	N/A
Adjusted Net Sales – FX Neutral/Less Alcohol	$2,074,358	$1,777,145	16.7%	$8,162,584	$7,320,395	11.5%

Monster Energy® Drinks	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
Segment	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$1,986,160	$1,670,045	18.9%	$7,665,871	$6,864,597	11.7%
Currency Impact	(24,382)	N/A		2,556	N/A
Adjusted Net Sales	$1,961,778	$1,670,045	17.5%	$7,668,427	$6,864,597	11.7%

Strategic Brands Segment	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$109,989	$102,001	7.8%	$468,716	$432,233	8.4%
Currency Impact	(3,210)	N/A		471	N/A
Adjusted Net Sales	$106,779	$102,001	4.7%	$469,187	$432,233	8.5%

Foreign	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$903,263	$711,524	26.9%	$3,437,758	$2,961,734	16.1%
Currency Impact	(27,658)	N/A		2,962	N/A
Adjusted Net Sales	$875,605	$711,524	23.1%	$3,440,720	$2,961,734	16.2%

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited) - continued

	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Gross Profit	$1,183,334	$1,002,445	18.0%	$4,632,195	$4,048,878	14.4%
Alcohol Brands Segment[1]	(4,098)	(7,704)		(32,417)	(40,723)
Adjusted Gross Profit	$1,179,236	$994,741	18.5%	$4,599,778	$4,008,155	14.8%
Adjusted Gross Profit as a Percentage of Adjusted Net Sales – Less Alcohol	56.1%	56.0%		56.4%	54.8%

	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Operating Expenses	$640,700	$621,221	3.1%	$2,212,841	$2,118,584	4.4%
Alcohol Brands Segment – Impairments[2]	(51,244)	(130,711)		(53,668)	(138,762)
Alcohol Brands Segment – Operations[1]	(25,841)	(26,122)		(105,708)	(102,277)
Litigation Provisions	(493)	(1,843)		(19,504)	(19,997)
Retirement-Clause Related Stock-Based Compensation[3]	(1,485)	-		(16,754)	-
Adjusted Operating Expenses	$561,637	$462,545	21.4%	$2,017,207	$1,857,548	8.6%
Adjusted Operating Expenses as a percentage of Adjusted Net Sales – Less Alcohol	26.7%	26.0%		24.7%	25.4%

	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Operating Income	$542,634	$381,224	42.3%	$2,419,354	$1,930,294	25.3%
Alcohol Brands Segment – Impairments[2]	51,244	130,711		53,668	138,762
Alcohol Brands Segment – Losses[1]	21,743	18,418		73,291	61,554
Litigation Provisions	493	1,843		19,504	19,997
Retirement-Clause Related Stock-Based Compensation[3]	1,485	-		16,754	-
Adjusted Operating Income	$617,599	$532,196	16.0%	$2,582,571	$2,150,607	20.1%

	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Income	$449,190	$270,711	65.9%	$1,905,432	$1,509,048	26.3%
Alcohol Brands Segment – Impairments[2]	39,422	100,386		41,287	106,569
Alcohol Brands Segment – Losses[1]	16,902	14,077		56,592	47,298
Litigation Provisions	371	1,416		14,665	15,111
Retirement-Clause Related Stock-Based Compensation[3]	1,142	-		12,868	-
Adjusted Net Income	$507,027	$386,590	31.2%	$2,030,844	$1,678,026	21.0%

Adjustments in this table are net of tax.

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited) - continued

	Three-Months Ended		Percentage	Twelve-Months Ended		Percentage
	December 31,		Change	December 31,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Income per common share - Diluted	$0.46	$0.28	64.9%	$1.94	$1.49	29.9%
Alcohol Brands Segment – Impairments[2]	0.04	0.10		0.04	0.11
Alcohol Brands Segment – Losses[1]	0.01	0.01		0.06	0.05
Litigation Provisions	-	-		0.01	0.01
Retirement-Clause Related Stock-Based Compensation[3]	-	-		0.01	-
Adjusted Net Income per common share - Diluted	$0.51	$0.39	30.4%	$2.06	$1.66	24.5%

Adjustments in this table are net of tax.

1Includes $2.4 million and $4.1 million of inventory reserves for the three-months ended December 31, 2025 and 2024, respectively. Includes $3.6 million and $14.7 million of inventory reserves for the twelve-months ended December 31, 2025 and 2024, respectively.

2Includes $51.2 million and $130.7 million of Alcohol Brands segment impairment charges for the three-months ended December 31, 2025 and 2024, respectively. Includes $53.7 million and $138.8 million of Alcohol Brands segment impairment charges for the twelve-months ended December 31, 2025 and 2024, respectively.

3In March 2025, the Company began issuing equity awards containing language that permits certain awards to continue vesting following a recipient’s retirement (the “Retirement Clause”). The Retirement Clause is applicable for award recipients that have (i) attained the age of sixty-five, (ii) completed ten or more years of continuous service, and (iii) provided at least six months’ written notice to the Company prior to their last day of service. Since recipients who meet the eligibility conditions of the Retirement Clause are not required to continue providing service following their retirement in order for certain of their awards subject to the Retirement Clause to continue vesting, the service period for such recipients is six months rather than the stated vesting period per the award.